Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
EnergyTech Investor
415-233-7094

or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Reports Shareholder Meeting Results

LONGMONT, COLORADO, DECEMBER 21, 2016 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), announced results from  its Annual Shareholder Meeting that reconvened today with respect to two separate proposals to amend UQM’s Articles of Incorporation: one proposal which, among other things, would increase the number of shares of outstanding stock to permit sufficient shares to be issued to Hybrid Kinetic’s subsidiary (Proposal Two in the Proxy Statement for the Annual Meeting) and the other proposal which would reduce the voting requirements for future amendments to the Articles of Incorporation and other corporate actions from the current two-thirds threshold to a majority threshold (Proposal Three in the Proxy Statement).  Both of these proposals required the approval of two-thirds of all outstanding shares to pass.

With regard to Proposal Three, insufficient shares were voted in favor and this Proposal has failed.  Approval of this proposal is a condition to both parties’ obligations to close the investment transaction with Hybrid Kinetic.  Under the terms of the Stock Purchase Agreement (“SPA”), both parties must waive this condition, or alternatively, either party may terminate the SPA after December 25, 2016, the deadline specified in the SPA.  Closing of the investment transaction is also subject to other closing conditions, including the receipt of necessary regulatory approval and the approval of Proposal Two.

With regard to Proposal Two, the Company has adjourned its Annual Shareholder Meeting with respect to this proposal.  While over 84% of the shares voted to date have approved this Proposal, the requirement of two-thirds of outstanding shares has not yet been achieved.  Less than one million shares additional are still needed to approve Proposal Two and the Company believes it can obtain the favorable vote of the remaining shares by the time the Annual Meeting reconvenes.  Independent of the failure of Proposal Three, due to the 84% favorable vote from the shareholders that have voted, UQM’s Board of Directors believes that approval of Proposal Two to increase the number of authorized shares of UQM common stock is still in the best interest of the Company for future potential partnerships if the investment transaction with Hybrid Kinetic does not close.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

During the pendency of the adjourned meeting, shareholders holding shares as of the record date of October 4, 2016, who have not yet voted are encouraged to vote.

The adjourned meeting will be held on January 10, 2017 at 10:00 a.m., at the Company’s offices, 4120 Specialty Place, Longmont, Colorado.

Joe Mitchell, President and CEO of UQM, said, “While we have been in initial discussions with Hybrid Kinetic about the failure of Proposal Three to be approved, we will have to wait a few more days to determine if the parties agree to continue the potential Hybrid Kinetic investment transaction. If the SPA is terminated and the transaction with Hybrid Kinetic does not go forward, we plan to work with our investment banking firm, BDA (Business Development Asia) Partners to explore other options. The electric vehicle market has shown some strong momentum in recent months and combined with excellent technology from UQM and growing market opportunities, there are other partnership prospects available that will allow us to execute on our global strategy.”

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, military and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations concerning the vote on Proposal Two when the Annual Meeting is reconvened, the availability of other partnership opportunities if the transaction with Hybrid Kinetic does not close, and our beliefs about the electric vehicle market and our prospects there.  Important factors that could cause actual results to differ from those contained in the forward-looking statements include the vote of shareholders on Proposal Two, whether shareholders who have voted to approve Proposal Two change their votes prior to the time the Annual Meeting is reconvened, and the receptiveness of other potential partners to our business. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

Source: UQM Technologies, Inc.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901